Exhibit 99.1

                  ResCare Subsidiary Completes Purchase of ACS
                            Workforce Services Group

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 3, 2006--ResCare, Inc. (NASDAQ/NM:RSCR), the nation's leading provider of residential, training, educational and support services for people with special needs, announced today that its subsidiary, Arbor E&T, LLC, has completed the purchase of the operating assets and business of the Workforce Services Group from Affiliated Computer (NYSE:ACS). The operations are expected to generate annual revenues of approximately $165 million. The purchase was funded with existing cash and availability under ResCare's senior credit facility.
    ACS has contracts in 15 states and Washington, D.C. and provides services to adults who have lost their jobs or face some barrier to employment. ACS Workforce Services offers job development, training and placement through federally funded programs administered by state and local governments and is the largest private provider of these services in the U.S. These training services are provided primarily through "one-stop" programs, which are convenient service sites that enable job seekers and employers to receive government assistance, employment or training-related services at a single location.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "The purchase of ACS represents a significant accomplishment for ResCare. Not only does it expand our base of services to include the two new states of Idaho and Wisconsin, but it also makes ResCare the largest private provider of one-stop services in the country. Being the largest provider in any industry is a big responsibility, and we look forward to the challenge and opportunity to continue helping people, on a larger scale, become productive members of the workforce."
    ResCare, founded in 1974, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.
    The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Please refer to those disclosures.


    CONTACT: ResCare, Inc.
             Investors:
             Ross Davison, 502-394-2100
             or
             Media:
             Nel Taylor, 502-394-2100